Exhibit 5.1

September 10, 2026

VenHub Global, Inc.

5360 Procyon Street

Las Vegas, NV 89118

Re: VenHub Global, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to VenHub Global, Inc., a Nevada corporation (the “Company”) in connection with the Registration Statement on Form S-1 (File No. 333-298746) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 24,913,571 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for resale by the selling stockholders identified in the Registration Statement. The Shares consist of (i) up to 18,278,571 shares of Common Stock (the “ELOC Shares”) issuable to Euphoria Capital pursuant to an Equity Purchase Agreement, entered into on August 27, 2026 and effective as of August 26, 2026 (the “ELOC Purchase Agreement”); (ii) 800,000 shares of Common Stock issued to Euphoria Capital as consideration for its commitment under the ELOC Purchase Agreement (the “Commitment Shares”); (iii) 500,000 shares of Common Stock issued to Craig Horn pursuant to a Securities Purchase Agreement dated August 13, 2026 (the “SPA Shares”); and (iv) 5,335,000 shares issued pursuant to service agreements with Vervetria Investments Ltd., Sunflower Marketing LLC, Dalmasia Ltd., Pacific Design Studio LLC, and Worldwide Acquisitions LLC (the “Second-Tranche Service Agreement Shares”). This opinion is being furnished as Exhibit 5.1 to the Registration Statement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the ELOC Purchase Agreement. In our capacity as counsel to the Company, we have examined, among other things, originals, or copies identified to our satisfaction as being true copies, of the following:

(i) The Articles of Incorporation of the Company, as in effect on the date hereof (the “Charter”);

(ii) The Amended and Restated Bylaws of the Company as in effect on the date hereof (the “Bylaws”, together with the Charter, the “Organizational Documents”);

(iii) The Regisrtation Statement, including the prospectus contained therein;

(iv) The Equity Purchase Agreement, dated August 27, 2026, between the Company and Euphoria Capital (the “ELOC Purchase Agreement”);

(v) The Registration Rights Agreement, dated August 27, 2026, between the Company and Euphoria Capital;

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(vi) The Securities Purchase Agreement, dated August 13, 2026, between the Company and Craig Horn;

(vii) The service agreements, pursuant to which the Second-Tranche Service Agreement Shares were issued;

(viii) Resolutions adopted by the Board of Directors of the Company relating to the Registration Statement and the issuance of the shares; and

(ix) Such other records, certificates, documents and instruments, certified or otherwise identified to our satisfaction, as we have considered necessary or appropriate for the purposes of this opinion.

In addition, we have obtained from public officials and from officers and other representatives of the Company such other certificates and assurances as we consider necessary for purposes of this opinion. We have assumed the accuracy of all copies provided to us, the legal capacity of the individual signatories to all documents and the due authorization execution and delivery of the all documents by the parties thereto. We have also assumed the genuineness of all signatures.

As used in this opinion, the expressions “to our knowledge” and “known to us” with reference to matters of fact means that, after considering the actual knowledge of those attorneys in our firm who have given substantive attention to the Company’s affairs, but not including any constructive or imputed notice of any other information, we have no reason to believe that the factual statements expressed herein are factually incorrect. Beyond that we have made no independent factual investigation for the purpose of rendering an opinion with respect to such matters except as otherwise specified in this opinion.

We are members of the bar of the state of New York. Our opinions hereafter expressed are limited to the laws of the State of New York to the extent expressly set forth herein, the federal laws of the United States of America and the Nevada Revised Statutes, and we express no opinion as to the extent to which the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of our examination of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

2.	The Commitment Shares, the SPA Shares and the Second-Tranche Service Agreement Shares have been duly authorized and are validly issued, fully paid and non-assessable.

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3.	The ELOC Shares have been duly authorized and when issued and delivered by the Company in accordance with the terms of the ELOC Purchase Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

(a) The opinions expressed herein are subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or similar laws affecting the rights of creditors generally, and general principles of equity.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 26TH FLOOR | NEW YORK, NY | 10036 T

(212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW